EXHIBIT 10.1

USEC INC.
FIRST AMENDMENT TO THE
2013 QUARTERLY INCENTIVE PLAN

WHEREAS, the 2013 Quarterly Incentive Plan (the “Plan”) was adopted by USEC Inc. effective January 1, 2013; and
WHEREAS, an amendment to the Plan is desired in order to make certain changes to the target award amounts and timing of payments for 2014 under the Plan, effective for calendar year 2014;
NOW THEREFORE, the Plan is amended as follows:
1.    The chart (the “Target Award Chart”) in the Section “PLAN OPERATION-Target Awards” is amended and restated to read as follows:

Executive Level	Part A Annualized Target Award (as a percentage of base salary)	Part B Annualized Target Award (as a percentage of base salary)
President/CEO	100%	100%
Senior Vice Presidents	70%	70%
Vice Presidents	36% - 60%	36% - 60%
Key Managers	18% - 36%	18% - 36%
Others	5% - 20%	0% - 20%

2.    The following new last sentence is added to the first paragraph below the Target Award Chart in the Plan:
“The Chief Executive Officer shall have the discretion to make adjustments to the Target Awards for participants other than the Chief Executive Officer, the senior vice presidents and the vice presidents, provided that such Target Award does not exceed the maximum target percentage for such level listed in the table above.”

3.    The Section “Payment of Awards” is amended and restated to read as follows:
“Payment of Awards -The portion of a Target Award attributable to a given Quarterly Period Goal, if not earlier forfeited, will be paid as soon as practical following the end of the Quarterly Period in which the applicable Quarterly Period Goal has been achieved. Notwithstanding the foregoing, with respect to Target Awards for calendar year 2014, prior to the Company’s successful emergence from Chapter 11 reorganization, 25% of any payment earned with respect to any portion of a Target Award shall be deferred and shall not be paid until 90 days following the completion of the Company’s successful emergence from Chapter 11 reorganization or, if earlier, the last business day of 2014 (a “Holdback Payment”); provided, however, that the Compensation Committee may in its discretion defer the payment of any Holdback Payment until the last business day of 2014. Except as otherwise provided herein, the portion of a Target Award attributable to a given Quarterly Period Goal will be forfeited if the participant has a termination of employment prior to the date it is actually paid.
4.    The Section “Form of Payment” is amended and restated to read as follows:
“Form of Payment - Target Awards will be paid only following the Compensation Committee’s determination (or in the case of division or individual Quarterly Period Goals for participants other than the Chief Executive Officer and the senior vice presidents, the Chief Executive Officer’s determination) of which, if any, Quarterly Period Goals have been achieved in the prior Quarterly Period. Target Awards, when earned, will be paid in cash in a lump sum, subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or “clawback” policy the Company may have in effect at the time the Target Award is paid. Payment will be made as soon as practical after the Compensation Committee’s determination that the Target Award with respect to specified Quarterly Period Goals has been earned for the Quarterly Period, but no later than March 15 of the following calendar year. With respect to any Holdback Payment, payment will be made 90 days following the completion of the Company’s successful emergence from Chapter 11 reorganization, or, if earlier, the last business day of 2014 provided, however, that the Compensation Committee may in its discretion defer the payment of any Holdback Payment until the last business day of 2014.”
5.    Except as set forth herein, the Plan shall remain in full force and effect.
Executed as of this 9th day of January, 2014

USEC Inc.

By:	/s/ Richard V. Rowland
Richard V. Rowland
Title:	Vice President, Human Resources